Exhibit (23)


                          CONSENT OF INDEPENDENT
                       CERTIFIED PUBLIC ACCOUNTANTS


La-Z-Boy Chair Company
Monroe, Michigan

We hereby consent to the incorporation by reference in La-Z-Boy Chair Company's Form 8-K/A Amendment No. 1 to its Current Report on Form 8-K for the event dated April 24, 1995 and in the Registration Statement No. 33-8996 on Form S-8, Registration Statement No. 33-8997 on Form S-8, Registration Statement No. 33-31502 on Form S-8, Registration Statement No. 33-50318 on Form S-8 and Registration Statement No. 33-57443 on Form S-8 of our report dated August 12, 1994, relating to the financial statements of England/Corsair, Inc. appearing in Amendment No. 2 to La-Z-Boy Chair Company's Registration Statement No. 33-57623 on Form S-4.




High Point, North Carolina
May 8, 1995                                                    BDO Seidman